CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated June 6, 1996 accompanying the financial statements of Redwood Broadcasting, Inc. and Consolidated subsidiaries. We have also issued our report dated December 4, 1995 accompanying the financial statements of KHSL-AM/FM. In addition we have issued our report dated June 1, 1996 accompanying the financial statements of Quality Broadcasters of California, L.P. We consent to the use of the aforementioned reports in registration statement and prospectus of Redwood Broadcasting, Inc. and to the reference of our firm as experts in the filing and prospectus.



                              SCHUMACHER & ASSOCIATES, INC.
                              12835 East Arapahoe Road
                              Tower II, Suite #110
                              Englewood, Colorado  80112


December 27, 1996